September  15,  2005

Dear  Shareholder:

This letter has one purpose and that is to reshape your understanding of your Pizza Inn investment. After the bankruptcy in the early 1990s until recently, the business model for this company revolved around the franchisee. Some in the industry would describe it politely as "leveraging your earning opportunities;" our franchisees on the other hand would say we were existing off their backs.

We found and/or created ways to make money from them in every way imaginable - from commissions on media to proprietary grocery items - from kitchen equipment to charging them to attend their own franchise convention. We did this because we were focused on the short-term and as a consequence we created a business model for our franchisees that was not as healthy as it could have been.

We geared ourselves toward "selling" franchises and ignored the possibility that many existing franchisees might not make it. Those times are gone and our energy today is focused on creating long-term success for our current and future operators, which we believe, should build a solid future for the brand and our shareholders.

In the coming quarters, you may see our earnings dip as we prune our system of poor operators and finally address fundamental business issues. But, we believe you should also see improving unit-level economics for our operators when we ignore opportunities to pass costs onto them. We will work to create systems and processes dedicated to providing relief on all P&L pressure points and as a result should expect to see fewer closings because of "failure". We will be excited to share with you the results of our new prototype restaurant, the future face of Pizza Inn, as the company and our franchisees develop existing markets toward media efficiency.

We are dedicated to creating a new foundation for our future - a firm footing built on concrete versus sand. I believe we will be successful in creating long-term shareholder value because we are focused on doing what's best for Pizza Inn. In turn, our franchisees will have the best chance for short-term as well as long-term success.

Please be assured that your management team is confident in our ability to right this ship and we believe it begins with forthright communication. On a personal note, I am excited about what is possible and I'm available to meet with you any time you find yourself in our area. I would welcome the opportunity to show you our vision of the future.

Be  well.

Pizza  Inn,  Inc.


/s/ Timothy P. Taft
Timothy  P.  Taft
President  &  CEO